FOR IMMEDIATE RELEASE

AMAG Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Company Update
Reaffirms 2019 Financial Guidance and Announces Consolidation of
Women’s Health and Maternal Health Sales Forces
Conference Call Scheduled for 8:00 a.m. ET Today

WALTHAM, Mass., (February 7, 2019) - AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the fourth quarter and full year ended December 31, 2018, which were in-line with previously announced preliminary results.

Total revenues from continuing operations for the full year of 2018 totaled $474.0 million, including record annual revenue of $135.0 million from Feraheme® (ferumoxytol injection), annual revenue of $322.3 million from Makena® (hydroxyprogesterone caproate injection) and its authorized generic, and annual revenue of $16.2 million from Intrarosa (prasterone). The company reported an operating loss from continuing operations of $47.0 million and adjusted EBITDA of $120.8 million in 2018.1

“We achieved key regulatory milestones in 2018 with two U.S. Food and Drug Administration (FDA) approvals and the acceptance of a new drug application (NDA). During the second half of 2018, we broadened our product pipeline with the addition of two promising development-stage assets, both of which underscore our commitment to bring forth new drugs in areas of significant unmet patient need," said William Heiden, AMAG’s president and chief executive officer. "Looking to the year ahead, we are reaffirming our 2019 financial guidance, which includes nearly $400 million in top-line revenue, increased investments in clinical development, investments in support of our commercial product portfolio, and the impact of a recently completed consolidation of the company’s women’s health and maternal health sales forces."

2018 Highlights and Recent Events:

•	Received FDA approval and successfully launched Makena subcutaneous auto-injector

•	Received FDA approval and launched Feraheme's expanded label, achieving 27% growth in 2018

•	Established strong healthcare provider support for Intrarosa and initiated direct-to-consumer campaign

•	Received FDA acceptance of Vyleesi NDA with a June 23, 2019 PDUFA date

•	Acquired AMAG-423, a late-stage orphan drug candidate in development for the treatment of severe preeclampsia

•
Acquired Perosphere Pharmaceuticals Inc. (closed in January 2019), including ciraparantag, a development-stage drug candidate to reverse the anticoagulant effects of novel oral anticoagulants (NOACs) and low molecular weight heparin (LMWH)

•	Divested the Cord Blood Registry (CBR) business and paid off $475 million of senior notes, eliminating cash interest expense of approximately $40 million per year

•	Achieved top- and bottom-line financial guidance, which was raised three times during 2018
____________________________
1 See summaries of GAAP to non-GAAP adjustments at conclusion of this press release.

Fourth Quarter Financial Results Ended December 31, 2018)
Financial results for the fourth quarter ended December 31, 2018 were aligned with AMAG's preliminary results issued on January 7, 2019. Total revenues from continuing operations for the fourth quarter of 2018 were $88.1 million, compared with $128.5 million for the same period in 2017. In the fourth quarter of 2018, sales of Makena totaled $46.9 million, compared with $100.4 million in the same period last year; sales of Feraheme and MuGard increased 33% to $35.3 million, compared with $26.6 million in the same period last year; and sales of Intrarosa totaled $5.9 million, compared with $1.5 million in the same period last year.

Total costs and expenses from continuing operations, including cost of product sales, were $107.0 million in the fourth quarter of 2018, compared with $141.3 million in the same period in 2017. The company reported an operating loss from continuing operations in the fourth quarter of 2018 of $18.8 million, compared with an operating loss from continued operations of $12.7 million for the same period last year. Non-GAAP adjusted EBITDA in the fourth quarter of 2018 totaled $1.5 million, compared with $53.6 million for the same period last year.1

Full Year Financial Results Ended December 31, 2018
Revenues from continuing operations in 2018 totaled $474.0 million, compared with $495.8 million in 2017.
The $21.8 million decrease was primarily due to i) a decrease in Makena intramuscular product sales, partially offset by the successful launch of the Makena subcutaneous auto-injector, ii) record sales of Feraheme following the approval of it expanded label in February 2018, and iii) an increase in net sales of Intrarosa, which was launched in July 2017.

Total costs and expenses from continuing operations, including cost of product sales, totaled $521.0 million in 2018, compared with $799.6 million in 2017. Included in the 2017 cost and expenses was a $319.2 million Makena intramuscular-related non-cash impairment charge. Excluding this charge, total costs and expenses increased by $40.6 million in 2018, compared to 2017. The year-over-year increase was due to i) higher cost of product sales, driven primarily by increased non-cash intangible asset amortization expenses of $28.0 million and higher royalty obligations related to the Makena subcutaneous auto-injector and Intrarosa products, and ii) planned increases in selling, general and administrative expenses, which primarily consisted of commercialization costs related to Intrarosa, the Makena subcutaneous auto-injector, and the Feraheme broad label. These increases were partially offset by lower research and development costs in 2018, compared to 2017, and a $33.3 million decrease in acquired in-process research and development expense.

The company reported an operating loss from continuing operations in 2018 of $47.0 million, compared with an operating loss of $303.8 million in 2017. The company reported a net loss from continuing operations of $169.3 million, or ($4.92) per basic and diluted share in 2018, compared with a net loss of $205.2 million, or ($5.88) per basic and diluted share in 2017.

2018 non-GAAP adjusted EBITDA of $120.8 million was in the middle of the most recently increased guidance range.1

Net Income from Discontinued Operations
As a result of the sale of CBR in August 2018, CBR is classified as discontinued operations for accounting purposes. Net income from discontinued operations was $103.6 million in 2018, of which $87.1 million represents the gain on the sale of the CBR business, as compared to $5.9 million in the same period in 2017.

Balance Sheet Highlights
The company ended 2018 with $394.2 million in cash and investments, $21.4 million of short-term convertible notes, which will be paid off on February 15, 2019, and $320.0 million principal balance of outstanding on its 2022 convertible notes.

2019 Financial Guidance2
The company reaffirms the following financial guidance for 2019.

($M)	2019 Financial Guidance
Total revenue	$365 - $415
Operating loss	($131) - ($101)
Adjusted EBITDA	($65) - ($35)
2 See reconciliation of 2019 GAAP to non-GAAP financial guidance at conclusion of this press release.

The Company’s 2019 financial guidance reflects the impact of a recent combination of the company’s women’s health and maternal health sales forces into one integrated sales team, which will promote both Intrarosa and Makena and now comprises approximately 125 sales representatives. Of the 110 displaced employees, approximately 100 were part of the field-based sales and commercial organization with the remainder coming from general and administrative functions. The company expects to record a one-time restructuring charge of approximately $6 million in the first quarter of 2019. The company’s financial guidance also encompasses a modest expansion of its hematology/oncology sales force to support the continued growth of Feraheme, continued investment in the development of its growing pipeline of clinical programs, and investments to support the anticipated launch of Vyleesi in the second half of 2019.

"Today we are reaffirming the financial guidance that we published in January. This financial guidance contemplated the addition of ciraparantag to the portfolio, the consolidation of our women’s health and maternal health sales forces and other measures that we have taken to increase efficiency,” said Ted Myles, AMAG’s chief financial officer. “We have a strong balance sheet, and with Feraheme and the Makena subcutaneous auto-injector expected to generate significant cash flow, we are well positioned to self-fund investments in the Intrarosa direct-to-consumer campaign, launch activities for Vyleesi, and the phase 2b/3a clinical programs for AMAG 423 and ciraparantag. This broad and diversified portfolio, combined with our financial flexibility and discipline, provides a unique platform to deliver innovative therapies to patients in need and to generate significant shareholder value.”

The company has a number of goals and key milestones in 2019:

•	Build on the success of the Makena SC auto-injector’s 46% fourth quarter 2018 market share (of FDA-approved hydroxyprogesterone caproate products)

•	Drive Feraheme market growth and market share growth to treat more patients suffering from iron deficiency anemia

•	Continue successful Intrarosa direct-to-consumer campaign; expanding treatment to more of the 18 million untreated women

•	Submit results to the FDA from the ambulatory blood pressure study assessing short-term daily use of Vyleesi prior to the June 23, 2019 PDUFA date; prepare for commercial launch in 2H-2019

•	Target full enrollment in AMAG-423 severe preeclampsia Phase 2b/3a clinical study by year end

•	Initiate ciraparantag anticoagulant reversal agent Phase 3a clinical studies

•	Pursue business development opportunities

•	Meet/exceed financial guidance

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's fourth quarter and full year 2018 financial results and recent developments.

Dial-in Number
U.S./Canada Dial-in Number: (877) 412-6083
International Dial-in Number: (702) 495-1202
Conference ID: 9185366

Replay Dial-in Number: (855) 859-2056
Replay International Dial-in Number: (404) 537-3406
Conference ID: 9185366

A telephone replay will be available from approximately 11:00 a.m. ET on February 7, 2019 through midnight on February 14, 2019.

The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization). These non-GAAP financial measures exclude certain amounts, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release.

About AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging our development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.

APPROVED PRODUCTS
About Feraheme® (ferumoxytol injection)
Feraheme received marketing approval from the U.S. Food and Drug Administration (FDA) in June 2009 for the treatment of iron deficiency anemia (IDA) in adult patients with chronic kidney disease (CKD). In February 2018, the FDA approved the supplemental New Drug Application (NDA) to expand the label beyond the CKD indication to include all eligible adult IDA patients who have intolerance to oral iron or have had unsatisfactory response to oral iron in addition to patients who have CKD.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated. Patients with a history of multiple drug allergies may have a greater risk of anaphylaxis with parenteral iron products.

Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product. Feraheme may cause clinically significant hypotension. Excessive therapy with parenteral iron can lead to excess storage of iron and possible hemosiderosis. Administration of Feraheme may transiently affect the diagnostic ability of magnetic resonance imaging. The most common adverse reactions (≥ 2%) are diarrhea, headache, nausea, dizziness, hypotension, constipation, and peripheral edema.

Feraheme is protected in the U.S. by seven issued patents covering the composition and dosage form of the product, the last of which expires in June 2023. Certain of these patents are the subject of a settlement agreement with Sandoz Inc.

For additional product information, including full prescribing information and the Boxed Warning, please visit www.feraheme.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth. Makena was approved by the FDA in February 2011 and was granted orphan drug exclusivity through February 3, 2018. In February of 2018, AMAG introduced the prefilled Makena auto-injector containing a short, thin, non-visible needle for subcutaneous use, offering patients and providers a new administration option.

Makena has certain limitations of use. While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

In a multicenter, randomized, double-blind, vehicle (placebo)-controlled clinical trial, Makena showed an improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels). Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effect reported with the Makena auto-injector use (and higher than with the Makena intramuscular injection) was injection site pain.

AMAG developed the Makena auto-injector with its device partner Antares Pharma, Inc., which holds issued patents on the auto-injector device and drug-device combination, the last of which expires in 2034. AMAG also holds a U.S. patent directed to subcutaneous administration and dosing of the Makena auto-injector product, which expires in 2036.

For additional product information, including full prescribing information, please visit www.makena.com.

About Intrarosa® (prasterone) vaginal inserts
Intrarosa is the only vaginal non-estrogen treatment indicated for the treatment of moderate to severe dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause. Intrarosa contains prasterone, a synthetic form of dehydroepiandrosterone (DHEA), which is an inactive endogenous sex steroid. Prasterone is converted by enzymes in the body into androgens and estrogens. Intrarosa’s mechanism of action is not fully established.

In clinical studies, Intrarosa demonstrated efficacy by reducing pain during intercourse (dyspareunia), as well as improvement in the percentage of superficial cells and parabasal cells, and vaginal pH. Estrogen is a metabolite of prasterone. Use of exogenous estrogen is contraindicated in women with a known or suspected history of breast cancer. Intrarosa has not been studied in women with a history of breast cancer.

In clinical studies, vaginal discharge and abnormal Pap smears were the most common adverse reactions (≥ 2%). Intrarosa is contraindicated in women with undiagnosed abnormal genital bleeding.

Intrarosa is protected by a number of U.S. patents and applications that are owned by Endoceutics, Inc. One issued patent includes drug product claims with a term that expires in 2031. Two additional issued patents include method of use claims and pharmaceutical dosage form claims with terms that expire in 2028.

For additional product information, including full prescribing information, please visit www.intrarosa.com.

PRODUCTS IN DEVELOPMENT
About VyleesiTM (bremelanotide)
Vyleesi, an investigational product candidate, is being developed for the treatment of hypoactive sexual desire disorder (HSDD) in pre-menopausal women. Vyleesi is designed to be used in anticipation of a sexual encounter, and is thought to possess a novel mechanism of action that impacts the excitatory neural pathways in the brain to restore sexual desire.

Vyleesi has been studied in more than 30 clinical trials with over 2,500 women. AMAG’s NDA to the FDA was supported by clinical data from two large double-blind placebo-controlled Phase 3 studies in which Vyleesi met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured by validated patient-reported outcomes. Women in the trials had the option, after completion of the trial, to continue in an open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients received Vyleesi.

The most common adverse events were nausea, flushing, injection site reactions and headache. The majority of events were reported to be transient and mild-to-moderate in intensity. Vyleesi has no known alcohol interactions.

Vyleesi is protected by a number of U.S. and foreign patents and applications that are owned by Palatin Technologies, Inc. Certain of the patents include claims directed to the Vyleesi drug composition and methods of use thereof with terms expiring in 2020, and other patents include claims directed to methods of treating female sexual dysfunction by subcutaneous administration of compositions that include Vyleesi with terms expiring in 2033.

About AMAG-423 (Digoxin Immune Fab (ovine))
AMAG-423 is a polyclonal antibody in development for the treatment of severe preeclampsia in pregnant women and has been granted both orphan drug and fast-track review designations by the FDA. There are currently no FDA-approved treatment options for severe preeclampsia, a leading cause of maternal and neonatal mortality.

Elevated levels of endogenous digitalis-like factors (EDLFs) have been found in the placental and maternal circulation of the majority of patients with preeclampsia, and the degree of elevation has been correlated with severity of changes in creatinine clearance (a measure of kidney function). AMAG-423 is thought to bind to EDLFs, causing a decrease in EDLF activity and thereby increasing their elimination.

The Digibind Efficacy Evaluation in Preeclampsia (DEEP) trial, a placebo-controlled Phase 2 proof-of-concept study in 51 pregnant women with severe preeclampsia, was suggestive of clinical benefit in both mothers and their babies. In the DEEP Trial, the most frequent adverse events were nausea, vomiting, gastroenteritis and hypotension.

AMAG is currently conducting a Phase 2b/3a clinical study, which is expected to enroll approximately 200 antepartum women with severe preeclampsia between 23 and 32 weeks gestation in a multi-center, randomized, double-blind, placebo-controlled, parallel-group study.

AMAG-423 is protected in the U.S. by four patents covering methods of using AMAG-423 to treat women exhibiting symptoms of preeclampsia or eclampsia, each of which expires in November 2022. AMAG-423 has been granted orphan drug designation by the FDA and, if approved, would expect to receive seven years of marketing exclusivity.

Another company is currently marketing Digoxin Immune Fab (ovine), an FDA-approved treatment for patients with life-threatening or potentially life-threatening digoxin toxicity or overdose, which is being sold in a different dosage than our currently expected dosage of AMAG-423.

About Ciraparantag
Ciraparantag is being investigated for patients treated with novel oral anticoagulants (NOACs) or low molecular weight heparin when reversal of the anticoagulant effect of these products is needed for emergency surgery, urgent procedures or due to life-threatening or uncontrolled bleeding. It is believed that ciraparantag exerts its effects by binding to and blocking the effects of NOACs such as Xarelto® (rivaroxaban), Eliquis® (apixaban) and Savaysa® (edoxaban), as well as to the LMWH Lovenox® (enoxaparin sodium injection), which in turn reestablishes normal clot formation.

AMAG plans to work with the FDA to confirm the design of the Phase 3 program, which is expected to include Phase 3 trials in healthy volunteers followed by a Phase 3b/4 trial in patients.

Ciraparantag has been well tolerated in clinical trials. To date, the most common adverse events related to ciraparantag have been mild transient sensations of coolness, warmth or tingling, skin flushing, and alterations in taste.

Ciraparantag has been granted Fast Track review designation by the FDA and has patent protection through 2034.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, statements regarding expected 2018 fourth quarter and full year financial results; beliefs about the Company’s development-stage assets; 2019 financial guidance, including total revenue, operating loss and adjusted EBITDA; the expected impact of the consolidation of the Company’s sales forces; the magnitude of restructuring charges we expect to incur and the expected timing of those charges; expectations as to increased efficiency in light of recent initiatives; expectations to expand the Company’s hematology/oncology sales force and intended investments in its development of its growing pipeline of clinical programs and in the anticipated launch of Vyleesi; beliefs about the strength of AMAG’s balance sheet and the ability of Feraheme and the Makena subcutaneous auto-injector to generate significant cash flow; AMAG’s belief that it is well positioned to self-fund investments in its products and product candidates and that it is in a unique position to deliver innovative therapies and generate significant shareholder value; and AMAG’s 2019 goals and key milestones, including expectations as to timing, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the Company’s restructuring initiative will not have the anticipated benefits, the actual charges that the Company incurs in connection with the workforce reduction may differ from those estimated as of the date of this report, the Company may incur additional costs not currently contemplated due to events associated with or resulting from the workforce reduction, the Company’s business may be disrupted as a result of the cost savings initiative, which could cause management distraction, the possibility that the workforce reduction will lead to additional and unexpected turnover, challenges with commercialization efforts of the Company’s portfolio of products and product candidates and supporting the Company’s business with the combined and streamlined sales force, the risk that sales of Makena will continue to be negatively impacted by the supply disruption and recent and future generic entries in the market; the risk that AMAG may be unable to gain approval of its product candidates, including Vyleesi, AMAG-423 and ciraparantag, on a timely basis, or at all; the potential for such approvals, if obtained, to include unanticipated restrictions or warnings and the risk that the costs and time investments for AMAG’s development efforts will be higher than anticipated, or that AMAG has over-estimated the market and potential revenues for its products and product candidates, if approved, including Intrarosa, Vyleesi, AMAG-423 and ciraparantag, and those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10‐K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarters ending June 30, 2018 and September 30, 2018 and subsequent filings with the SEC, including Current Reports on Form 8-K and its upcoming Annual Report on Form 10-K for the year ended December 31, 2018, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward‐looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward‐looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. VyleesiTM is a trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharma USA, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc. Other trademarks referred in this report are the property of their respective owners.

- Tables Follow -

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited, amounts in thousands, except for per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Makena	$46,888	$100,388	$322,265	$387,158
Feraheme/MuGard	35,271	26,612	135,369	106,671
Intrarosa	5,888	1,455	16,218	1,816
Other revenues	75	70	150	124
Total revenues	88,122	128,525	474,002	495,769
Costs and expenses:
Cost of product sales	28,716	70,587	215,892	161,349
Research and development expenses	12,211	11,996	44,846	75,017
Acquired in-process research and development	—	—	32,500	65,845
Selling, general and administrative expenses	66,030	58,667	227,810	178,151
Impairment of intangible assets	—	—	—	319,246
Restructuring expenses	—	—	—	—
Total costs and expenses	106,957	141,250	521,048	799,608
Operating (loss) income	(18,835)	(12,725)	(47,046)	(303,839)
Other income (expense):
Interest expense	(6,571)	(15,978)	(51,971)	(68,382)
Loss on debt extinguishment	—	(1,096)	(35,922)	(10,926)
Interest and dividend income	2,120	628	5,328	2,810
Other (expense) income	(10)	(27)	(74)	(70)
Total other expense, net	(4,461)	(16,473)	(82,639)	(76,568)
(Loss) income from continuing operations before income taxes	(23,296)	(29,198)	(129,685)	(380,407)
Income tax expense (benefit)	(2,550)	(29,936)	39,654	(175,254)
Net (loss) income from continuing operations	(20,746)	738	(169,339)	(205,153)

Discontinued operations:
Income (loss) from discontinued operations	—	5,314	18,873	10,313
Gain on sale of CBR business	(2,506)	—	87,076	—
Income tax expense (benefit)	(975)	2,592	2,371	4,388
Net income (loss) from discontinued operations	(1,531)	2,722	103,578	5,925

Net loss	$(22,277)	$3,460	$(65,761)	$(199,228)

Basic net (loss) income per share:
(Loss) income from continuing operations	$(0.60)	$0.02	$(4.92)	$(5.88)
Income (loss) from discontinued operations	(0.04)	0.08	3.01	0.17
Total	$(0.64)	$0.10	$(1.91)	$(5.71)

Diluted net (loss) income per share:
(Loss) income from continuing operations	$(0.60)	$0.02	$(4.92)	$(5.88)
Income (loss) from discontinued operations	(0.04)	0.08	3.01	0.17
Total	$(0.64)	$0.10	$(1.91)	$(5.71)

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	34,560	34,783	34,394	34,907
Diluted	34,560	34,879	34,394	34,907

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$253,256	$162,855
Marketable securities	140,915	136,593
Accounts receivable, net	75,347	91,460
Inventories	26,691	34,443
Prepaid and other current assets	18,961	11,009
Note receivable	10,000	—
Assets held for sale	—	45,508
Total current assets	525,170	481,868
Property and equipment, net	7,521	7,904
Goodwill	422,513	422,513
Intangible assets, net	217,033	375,479
Deferred tax assets	1,260	47,120
Restricted cash	495	495
Other long-term assets	1,467	266
Assets held for sale, net of current portion	—	564,711
Total assets	$1,175,459	$1,900,356
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,487	$7,717
Accrued expenses	129,537	166,732
Current portion of convertible notes, net	21,276	—
Current portion of acquisition-related contingent consideration	144	49,399
Liabilities held for sale	—	53,870
Total current liabilities	165,444	277,718
Long-term liabilities:
Long-term debt, net	—	466,291
Convertible notes, net	261,933	268,392
Acquisition-related contingent consideration	215	686
Other long-term liabilities	1,212	1,204
Liabilities held for sale, net of current portion	—	95,821
Total liabilities	428,804	1,110,112

Commitments and Contingencies (Note P)
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01 per share, 117,500,000 shares authorized; 34,606,760 and 34,083,112 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	346	341
Additional paid-in capital	1,292,736	1,271,628
Accumulated other comprehensive loss	(3,985)	(3,908)
Accumulated deficit	(542,442)	(477,817)
Total stockholders’ equity	746,655	790,244
Total liabilities and stockholders’ equity	$1,175,459	$1,900,356

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, amounts in thousands, except for per share data)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(65,761)	$(199,228)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	172,223	155,538
Impairment of intangible assets	—	319,246
Provision for bad debt expense	678	3,852
Amortization of premium/discount on purchased securities	87	302
(Gain) loss on disposal of fixed assets	(99)	265
Non-cash equity-based compensation expense	19,916	23,664
Non-cash IPR&D expense	—	945
Loss on debt extinguishment	35,922	10,301
Amortization of debt discount and debt issuance costs	15,658	14,395
(Gain) loss on sale of investments, net	(1)	70
Change in fair value of contingent consideration	(49,607)	(47,686)
Deferred income taxes	41,166	(178,421)
Gain on sale of the CBR business	(87,076)	—
Transaction costs	(14,111)	—
Changes in operating assets and liabilities:
Accounts receivable, net	16,995	(14,978)
Inventories	4,722	(2,331)
Receivable from collaboration	—	—
Prepaid and other current assets	(16,097)	(2,222)
Accounts payable and accrued expenses	(32,568)	16,834
Deferred revenues	8,658	17,080
Payment of contingent consideration in excess of acquisition date fair value	—	(10,432)
Other assets and liabilities	95	(1,223)
Net cash provided by operating activities	50,800	105,971
Cash flows from investing activities:
Proceeds from sales or maturities of marketable securities	85,342	294,957
Purchase of marketable securities	(89,956)	(127,249)
Acquisition of Intrarosa intangible asset	—	(55,800)
Proceeds from the sale of the CBR business	519,303	—
Capital expenditures	(2,534)	(8,988)
Net cash provided by (used in) investing activities	512,155	102,920
Cash flows from financing activities:
Long-term debt principal payments	(475,000)	(353,125)
Proceeds from 2022 Convertible Notes	—	320,000
Payments to repurchase 2019 Convertible Notes	—	(191,730)
Payment of premium on debt extinguishment	(28,054)	—
Proceeds to settle warrants	—	323
Payment of convertible debt issuance costs	—	(9,553)
Payment of contingent consideration	(119)	(39,793)
Payments for repurchases of common stock	—	(19,466)
Proceeds from the exercise of common stock options	3,881	3,021
Payments of employee tax withholding related to equity-based compensation	(2,682)	(2,696)
Net cash used in financing activities	(501,974)	(293,019)
Net increase (decrease) in cash, cash equivalents and restricted cash	60,981	(84,128)
Cash, cash equivalents and restricted cash at beginning of the year	192,770	276,898
Cash, cash equivalents and restricted cash at end of the year	$253,751	$192,770

Supplemental data of cash flow information:
Cash paid for taxes	$5,345	$5,296
Cash paid for interest	$48,757	$56,959
Non-cash investing and financing activities:
Fair value of common stock issued in connection with the acquisition of the Intrarosa intangible asset	$—	$12,555
Contingent consideration accrued for the acquisition of the Intrarosa intangible asset	$—	$9,300

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended December 31, 2018
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Operating Loss / Adjusted EBITDA
GAAP	$88,122	$28,716	$12,211	$66,030	$(18,835)
Depreciation and intangible asset amortization	—	(13,714)	(9)	(372)
Non-cash inventory step-up adjustments	—	(126)	—	—
Stock-based compensation	—	(215)	(637)	(4,465)
Adjustments to contingent consideration	—	—	—	432
Acquisition related costs	—	—	—	(1,257)
Non-GAAP Adjusted	$88,122	$14,661	$11,565	$60,368	$1,528

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended December 31, 2017
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Operating Loss / Adjusted EBITDA
GAAP	$128,525	$70,587	$11,996	$58,667	$(12,725)
Depreciation and intangible asset amortization	—	(60,818)	(63)	(181)
Non-cash inventory step-up adjustments	—	(919)	—	—
Stock-based compensation	—	(194)	(575)	(4,150)
Adjustments to contingent consideration	—	—	—	543
Non-GAAP Adjusted	$128,525	$8,656	$11,358	$54,879	$53,632

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Twelve Months Ended December 31, 2018
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Acquired IPR&D	Operating Loss / Adjusted EBITDA
GAAP	$474,002	$215,892	$44,846	$227,810	$32,500	$(47,046)
Depreciation and intangible asset amortization	—	(158,446)	(21)	(1,592)	—
Non-cash inventory step-up adjustments	—	(3,728)	—	—	—
Stock-based compensation	—	(802)	(2,533)	(16,614)	—
Adjustments to contingent consideration	—	—	—	49,607	—
Acquired IPR&D	—	—	—	—	(32,500)
Acquisition related costs	—	—	—	(1,257)	—
Non-GAAP Adjusted	$474,002	$52,916	$42,292	$257,954	$—	$120,840

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Twelve Months Ended December 31, 2017
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Intangible asset impairment charges	Acquired IPR&D	Operating Loss / Adjusted EBITDA
GAAP	$495,769	$161,349	$75,017	$178,151	$319,246	$65,845	$(303,839)
Depreciation and intangible asset amortization	—	(130,518)	(180)	(876)	—	—
Non-cash inventory step-up adjustments	—	(2,146)	(103)	—	—	—
Stock-based compensation	—	(882)	(3,225)	(16,187)	—	—
Adjustments to contingent consideration	—	—	—	47,686	—	—
Acquired IPR&D	—	—	—	—	—	(65,845)
Impairment charges of intangible assets	—	—	—	—	(319,246)	—
Acquisition related costs	—	—	—	(1,462)	—	—
Non-GAAP Adjusted	$495,769	$27,803	$71,509	$207,312	$—	$—	$189,145

AMAG Pharmaceuticals, Inc.
Reconciliation of 2019 Financial Guidance of Non-GAAP Adjusted EBITDA
(Unaudited, amounts in millions)

Operating loss	($131) - ($101)
Depreciation and intangible asset amortization	43
Stock-based compensation	22
Non-cash inventory step up and adjustments to contingent consideration	1
Adjusted EBITDA	($65) - ($35)

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(unaudited, amounts in millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018		2017		2018		2017
Weighted average basic shares outstanding	34.6		34.8		34.4		34.9
Employee equity incentive awards	—	[3]	0.1	[3]	—	[3]	—	[3]
GAAP diluted shares outstanding	34.6		34.9		34.4		34.9
Employee equity incentive awards	0.3	[4]	—	[4]	0.3	[4]	0.3	[4]
Non-GAAP diluted shares outstanding	34.9		34.9		34.7		35.2

3 Employee equity incentive awards would be anti-dilutive in this period.
4 Reflects the non-GAAP dilutive impact of employee equity incentive awards.

CONTACTS:
Investors:
Linda Lennox
908-627-3424

Media:
Sarah Connors
781-296-0722